                                 EXHIBIT 2 (g)
                                 -------------


                         ASSET  ACQUISITION AGREEMENT


                                    between

                             THE CITY OF NEW YORK,


                         JAMAICA WATER SUPPLY COMPANY


                                      and


                               EMCOR GROUP, INC.



                            Dated February 9, 1996

 ______________________________________________________________________________

                                                            [Conformed]
                        Table of Contents
                        -----------------
                                                               Page
                                                               ----
ARTICLE I: ACQUISITION.......................................    2
1.1  Acquisition.............................................    3
1.2  Excluded Assets.........................................    3
1.3  Acquisition Price; Adjustments..........................    3
1.4  Excluded Liabilities....................................   14
1.5  Assignment of Contracts and Rights......................   15
1.6  Apportionment of Expenses...............................   16

ARTICLE II: CLOSING..........................................   17
2.1  The Closing.............................................   17
2.2  Deliveries by the City..................................   18
2.3  Deliveries by JWS.......................................   18
2.4  Additional Transactions At or Following the
      Closing................................................   18
2.5  Allocation of the Acquisition Price.....................   19

ARTICLE III: REPRESENTATIONS AND WARRANTIES..................   19
3.1  Representations and Warranties of JWS and
      the Parent.............................................   19
     (a) Due Organization....................................   19
     (b) Authorization and Validity of Agreement.............   20
     (c) No Conflict; Consents...............................   20
     (d) Title to Acquired Assets; Liens and
          Encumbrances.......................................   22
     (e) Agreements and Contracts............................   22
     (f) Legal Proceedings...................................   23
     (g) Government Licenses, Permits and Related
          Approvals..........................................   23
     (h) Conduct of the System in Compliance with
          Regulatory Requirements............................   24
     (i) Environmental Matters...............................   24
     (j) Financial Statements................................   25
     (k) Absence of Certain Liabilities and Changes..........   25
     (l) Receivables.........................................   27
3.2  Representations and Warranties of the City..............   28
     (a) Due Organization and Power of the City..............   28
     (b) Authorization and Validity of Agreement.............   28
     (c) No Conflict; Consents...............................   29

     (d) Disclosure..........................................   30
     (e) Financing...........................................   31

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                                                               Page
                                                               ----
3.3  Survival of Representations and Warranties..............   31
3.4  Schedules...............................................   31
3.5  No Implied Representation...............................   31

ARTICLE IV: COVENANTS AND TRANSACTIONS PRIOR TO CLOSING......   32
4.1  Access to Information Concerning Properties and
      Records; Confidentiality...............................   32
4.2  Conduct of the System Prior to the Closing Date.........   33
4.3  Shareholders' Meeting; Approval.........................   35
4.4  Cooperation.............................................   35
4.5  PSC Approval............................................   36
4.6  DEC and Department of Health Approval...................   36
4.7  Condemnation Proceeding.................................   37
4.8  Non-Solicitation........................................   38
4.9  Retained Employees......................................   38
4.10 Compliance with WARN....................................   39
4.11 Meter Leases............................................   39
4.12 Further Actions.........................................   39
4.13 Nassau Agreement........................................   39

ARTICLE V: CONDITIONS PRECEDENT..............................   40

5.1  Conditions Precedent to Obligations of the Parties......   40
     (a) No Injunction.......................................   40
     (b) Regulatory Approvals................................   40
     (c) Condemnation Proceeding.............................   40
5.2  Conditions Precedent to Obligation of the City..........   41
     (a) Accuracy of Representations and Warranties..........   41
     (b) Performance of Agreement............................   41
     (c) Certificate.........................................   41
     (d) Burdensome Condition................................   41
     (e) No Action Pending...................................   42
5.3  Conditions Precedent to the Obligation of JWS
      and the Parent.........................................   42
     (a) Accuracy of Representations and Warranties..........   42
     (b) Performance of Agreement............................   42
     (c) Certificate.........................................   42
     (d) Shareholder Approval................................   42
     (e) Burdensome Condition................................   42
     (f) No Action Pending...................................   43
     (g) Performance of Nassau Agreement.....................   43

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                                                               Page
                                                               ----
ARTICLE VI: TERMINATION AND ABANDONMENT......................   43

6.1  General.................................................   43
6.2  Procedure Upon Termination..............................   44
6.3  Survival of Certain Provisions..........................   45


ARTICLE VII: POST-CLOSING COVENANTS AND
     TRANSACTIONS............................................   45

7.1  Access to Books and Records.............................   45
7.2  Dissolution or Merger of JWS............................   46
7.3  Certain Tax Matters.....................................   46
7.4  Deposits................................................   47

ARTICLE VIII: ASSUMPTION OF CERTAIN OBLIGATIONS AND
     LIABILITIES; INDEMNIFICATION............................   47

8.1  Assumption and Indemnification..........................   48
8.2  Procedure...............................................   50
8.3  Payment.................................................   52

ARTICLE IX: MISCELLANEOUS....................................   52

9.1  Certain Definitions.....................................   53
9.2  Fees and Expenses.......................................   53
9.3  Notices.................................................   54
9.4  Severability............................................   56
9.5  Entire Agreement........................................   56
9.6  Binding Effect; Benefit.................................   56
9.7  Assignability...........................................   56
9.8  Amendment and Modification; Waiver......................   56
9.9  Public Announcements....................................   57
9.10 Section Headings........................................   58
9.11 Counterparts............................................   58
9.12 Jurisdiction............................................   58
9.13 GOVERNING LAW...........................................   58

                          ASSET ACQUISITION AGREEMENT
                         ----------------------------

          ASSET ACQUISITION AGREEMENT, dated  February 9, 1996 (this

"Agreement"), between Jamaica Water Supply Company, a New York corporation
----------
("JWS"), EMCOR Group, Inc., a Delaware corporation (the "Parent"), and The City
                                                         ------
of New York (the "City").

          WHEREAS, JWS is engaged in, among other things, the business of providing for the residential and commercial distribution and sale of water to service areas in Queens County, New York (the "Business"), through the operation and maintenance of a water system (hereinafter referred to as the "System"); and
                                                                   ------

          WHEREAS, JWS desires to dispose of and the City desires to acquire certain of the assets related to the System, all as more fully set forth herein, on the terms and subject to the conditions set forth herein; and

          WHEREAS, as a condition and inducement to its willingness to enter into this Agreement and to consummate the transactions contemplated hereby, the City has required that JWS and the Parent agree to join in certain representations, warranties and indemnities as hereinafter set forth;

          WHEREAS, it is the desire of the parties hereto that the Closing (as defined in Section 2.1) of the transactions contemplated by this Agreement shall occur simultaneously with the closing of the transactions contemplated under the Asset Acquisition Agreement, dated February 9, 1996 (the "Nassau Agreement"),
                                                          ----------------
between JWS, the Parent and the Water Authority of Western Nassau County (the "Water Authority");

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I: ACQUISITION

          1    Acquisition.  On the terms and subject to the conditions of this
               -----------
Agreement, JWS consents to the acquisition by condemnation and the City agrees to acquire by condemnation all of JWS's right, title and interest in and to the System and the Business including, without limitation, those assets of JWS described on Schedule A hereto and subject to the terms of Schedule A relating to the System, or used in connection with the Business (the "Acquired Assets"), except as otherwise provided herein, free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind ("Lien"), other than Permitted Exceptions (as defined in Section 3.1(d)), (the acquisition of the Acquired Assets being referred to herein as the "Asset Acquisition"), provided that the Acquired Assets shall not include the assets described in
Section 1.2. Schedule A may be amended from time to time pursuant to agreement between the City and the Water Authority to shift Acquired Assets from one acquiring public entity to the other, provided that neither JWS nor the Parent shall be responsible for any shift in Acquired Assets pursuant to such agreement between the City and the Water Authority, and provided further that the Acquisition Price (as defined in Section 1.3) shall under no circumstances be adjusted as a result of such a shift in assets.

          2    Excluded Assets.  It is expressly understood and agreed that the
               ---------------
Acquired Assets shall not include the following:

          (a) Cash and cash equivalents (including money on deposit in banks and other institutions) or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities, and commercial paper, stocks, bonds and similar investments received by JWS prior to the Vesting Date (as defined in Section 5.1(c)); and

          (b) the assets of JWS listed on Schedule B hereto.

          3    Acquisition Price; Adjustments. (a) In consideration of the
               ------------------------------
transfer and acquisition of the Acquired Assets hereunder, the City shall pay to JWS, in the manner set forth in Section 2.2, the amount of $148,000,000, (the "Acquisition Price") subject to adjustment as provided in Sections 1.3(b), 1.3(c) and 1.3(d), and other closing adjustments as described in Section 1.6.

          (b) The total amount to be paid by the City in the manner set forth in Section 2.2 at the Closing shall equal the Acquisition Price, plus $7,400,000, representing the agreed-upon price of water meters to be acquired by the City, less $1,800,000, representing the value of a computer system not to be acquired by the City, subject to adjustment as provided in Sections 1.3(c) and
(d).
          (i) JWS shall, as soon as practicable following its 1995 fiscal year end and prior to the Closing, cause to be prepared, and deliver to the City, a statement (the "Projected Statement") setting forth: the estimated calculation
                -------------------
of (x) the book value (net of accumulated depreciation and amortization) of the net utility plant of JWS relating to the System, plus (y) accounts receivable and accrued revenues attributable to the City of New York and customers located in Queens County (collectively, "Accounts Receivable") plus
(z) 80.52% of the total value of materials and supplies of JWS (the sum of the amounts in clauses (x), (y), and (z) referred to as the "Book Value"), based on
                                                         ----------
accounting procedures, practices and policies that have been consistently applied by JWS. The Projected Statement shall be prepared in accordance with generally accepted accounting principles and shall present the projected Book Value as of December 31, 1995 on the same basis as the calculations thereof which are attached hereto as Exhibit A. On or prior to the Closing Date, JWS shall also cause to be prepared and delivered to the City a statement (the "Preliminary Statement") setting forth the Book Value, in a manner consistent
 ---------------------
with the calculations which are attached hereto as Exhibit A, as of the close of business of JWS on the Business Day (as defined in Section 9.1) immediately preceding the Closing Date. At the Closing, JWS shall also cause to be delivered to the City an opinion of Arthur Andersen LLP stating that the allocations of the net utility plant to Queens County and Nassau County (i) as of December 31, 1995, which appear on the Projected Statement, and (ii) as of the close of business on the Business Day immediately preceding the Closing Date, which appear on the Preliminary Statement, were arrived at using a methodology consistent with JWS's past practice of arriving at such allocations for cost of service studies with the New York State Public Service Commission since June, 1986. At the same time, JWS shall also cause to be prepared and delivered to the City a statement (the "Net Change Statement") setting forth the
                       --------------------
calculation of the Book Value as shown on the Preliminary Statement minus the Book Value as shown on the Projected Statement (such sum referred to hereinafter as the "Net Change"). If the Net Change as shown on the Net Change Statement is
        ----------
a positive number, then the amount payable on the Closing Date shall be increased by such amount. If the Net Change as shown on the Net Change Statement is a negative number, then the amount payable on the Closing Date shall be reduced by such amount. At the Closing, the City shall deliver to the Escrow Agent (as defined below) an amount of the Acquisition Price equal to $1,000,000 plus an amount equivalent to the aggregate amount of JWS's increase in rates attributable to customers located in Queens County (the "Rate Increase") for the period of January 1, 1996 through the Closing Date (the "Escrowed Sum"), which
                                                         ------------
sum shall be applied to any reductions in the Acquisition Price resulting from application of this Section 1.3(c) or Section 1.3 (d), or to refund amounts payable to customers pursuant to rate adjustments by the New York Public Service Commission (the "PSC"), as described in Section 1.3(c)(v) . If the Acquisition Price is not reduced in accordance with this Section 1.3(c) or Section 1.3(d), or is reduced in an amount less than the Escrowed Sum, the balance of the Escrowed Sum after deduction of all reductions and all amounts owing pursuant to
Section 1.3(c)(v) shall be paid to JWS, in addition to the amount owed to JWS, if any, as a result of an increase in the Acquisition Price pursuant to this
Section 1.3(c), at the time set for payment pursuant to Section 1.3(c)(iv). On or prior to the Closing, the parties hereto shall have entered into an escrow agreement (the "Escrow Agreement")
                ----------------
with a mutually acceptable third party (the "Escrow Agent") substantially in the
                                             ------------
form attached hereto as Exhibit B.

          (ii) Within 35 days after the Closing Date, or as soon as practicable thereafter, JWS shall cause to be prepared and delivered to the City a statement (the "Statement") setting forth the Book Value as of the close of business of
      ---------
JWS on the Business Day immediately preceding the Closing Date. The Statement shall be prepared in accordance with generally accepted accounting principles and on the same basis as the calculations set forth on the Projected Statement and the Preliminary Statement. At the same time, JWS shall also cause to be prepared and delivered to the City a statement (the "Adjustment Statement")
                                                     --------------------
setting forth the calculation of the difference between the Book Value as shown on the Statement minus the Book Value as shown on the Preliminary Statement (such sum referred to hereinafter as the "Adjustment Amount"). The Statement
                                          -----------------
and the Adjustment Statement shall be prepared in consultation with the City. The City shall provide JWS with access to the relevant books and records to the extent required to prepare the Statement and the Adjustment Statement.

          (iii) After receipt of the Statement and the Adjustment Statement, the City will have 14 days to review such statements together with the workpapers used in their preparation. Unless the City delivers written notice to JWS on or prior to the fourteenth day after its receipt of the Statement and the Adjustment Statement, the City will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final and binding. If the City so notifies JWS of its objections to either the Statement or the Adjustment Statement, the City and JWS will, within fourteen days following the notice (the "Resolution Period"),
                                                          -----------------
attempt to resolve their differences. Any resolution by the City and JWS during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If the City and JWS do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within fourteen days after the expiration of the Resolution Period to an independent accounting firm of national reputation mutually acceptable to the parties hereto (the "Neutral Auditor"). If, within such fourteen-day period
                     ---------------
referred to in the previous sentence, the City and JWS are unable to agree on the Neutral Auditor, then the City and JWS will each immediately request the American Arbitration Association to appoint the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by the City and JWS. The Neutral Auditor will deliver to the parties hereto a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by JWS and the City) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by the parties hereto or are delivered by the Neutral Auditor in accordance with this Section 1.3(c) will be the "Conclusive
                                                            ----------
Statement" and the "Conclusive Adjustment Statement," respectively.
---------           -------------------------------

          (iv) If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a negative number, then the Acquisition Price will be reduced by such amount, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay (x) to the City from the Escrowed Sum an amount in cash equal to such Adjustment Amount, plus interest accrued thereon in accordance with the Escrow Agreement and (y) to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(c)(i), if any, plus accrued interest thereon in accordance with the Escrow Agreement. If the Adjustment Amount is a negative number, the absolute value of which exceeds the amount held by the Escrow Agent, then the entire Escrowed Sum, plus interest accrued thereon in accordance with the Escrow Agreement, shall be delivered to the City and JWS or the Parent will pay to the City the excess amount. If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a positive number, then the Acquisition Price will be increased by such amount, and the City shall pay to JWS an amount in cash equal to such Adjustment Amount, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(c)(i), if any, plus accrued
interest in accordance with the Escrow Agreement.   All payments to be made
pursuant to this Section 1.3(c) (iv) will be made on the second Business Day following the date on which the parties agree to, or the Neutral Auditor delivers, the Conclusive Statement and the Conclusive Adjustment Statement. Any payment required to be made by JWS or the City (other than payments from the Escrowed Sum) pursuant to this Section 1.3(c) (iv) shall bear interest from the

Closing Date through the date of payment at a rate of 6.0% per annum, and shall be payable by federal funds or wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

          (v) If the PSC shall determine that the customers of JWS located in Queens County have overpaid JWS by reason of the Rate Increase, then the balance of the Escrowed Sum, to the extent available, shall be applied to refund such overpayments, it being understood that funds shall be released from the Escrow Account from time to time in order to permit JWS to make refund payments to customers located in Queens County at such times as are required by order of the PSC. Then, after all amounts determined to be owing by JWS to customers located in Queens County by reason of such PSC order have been paid, the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay to JWS the remaining balance held by the Escrow Agent (plus interest accrued thereon in accordance with the Escrow Agreement). If the amount held by the Escrow Agent is insufficient to pay such amounts, JWS and/or the Parent shall make all additional payments required by the PSC.

          1.3(d). Adjustment for Avoided Severance Costs. (i) JWS shall, prior
                  --------------------------------------
to the Closing cause to be prepared, and on the Closing Date deliver to the City, a statement (the "Preliminary Reduction Statement") setting forth the
                        -------------------------------
calculation of the sum of (A) the amount of statutory interest accrued in accordance with Section 2.2(a), plus (B) the amount equal to 50% of the difference between (1) the total amount of all severance payments ("Avoided Severance Payments") that JWS would have otherwise
                     --------------------------
been obligated to pay to its non-bargaining unit employees, pursuant to its severance policy to be adopted after the date hereof, and to its bargaining unit employees pursuant to the effects bargaining agreement (the "Effects Bargaining
                                                             ------------------
Agreement") to be entered into between JWS and the Utility Workers Union of
---------
America AFL-CIO, Local 374 (the "Union") in connection with the Asset Acquisition, each as of the Closing Date, but for the fact that such employees (such employees hereinafter referred to as "Offered Employees") were offered
                                            -----------------
employment by the City, to commence on and after the Closing Date, minus (2) the product of (x) 75 times (y) the average of the Avoided Severance Payments per Offered Employee (such sum of (A) and (B) referred to hereinafter as the "Reduction Amount"), as determined as of the close of business of JWS on the
 ----------------
Business Day immediately preceding the Closing Date. In any case where an Offered Employee has been offered employment by the City, on the one hand, and by the Water Authority or a third party under contract with the Water Authority to operate the Nassau System (a "Third-Party Contractor"), on the other hand,
                                 ----------------------
and either such offer independently would result in JWS's not being obligated to make severance payments to the Offered Employee, then the Preliminary Reduction Statement and the Reduction Statement (hereinafter defined) shall give effect to the severance payments so avoided only if the Offered Employee accepts such offer and is employed by the City after the Closing Date, unless the Offered
                                                          ------
Employee accepts neither the offer of employment by the City, on the one hand, nor of the Water Authority or a Third-Party Contractor, on the other hand, in which event the Preliminary Reduction Statement and the Reduction Statement shall give effect to 50% of the severance payments so avoided. The Preliminary Reduction Statement shall be prepared by Reduction Amount calculated on the Preliminary Reduction Statement.

          (ii) Within 35 days after the Closing, JWS shall cause to be prepared and delivered to the City a statement (the "Reduction Statement") setting forth
                                            -------------------
the calculation of the Reduction Amount, as of the close of business of JWS on the Business Day immediately preceding the Closing Date. At the same time, JWS shall also cause to be prepared and delivered to the City a statement (the "Net
                                                                            ---
Reduction Statement") setting forth the calculation of the difference between
-------------------
the Reduction Amount as shown on the Reduction Statement minus the Reduction Amount as shown on the Preliminary Reduction Statement (such sum referred to hereinafter as the "Net Reduction Amount"). The Reduction Statement and the Net
                    --------------------
Reduction Statement shall be prepared in consultation with the City. The City shall provide JWS with access to the relevant books and records to the extent required to prepare the Reduction Statement and the Net Reduction Statement.

          (iii) After receipt of the Reduction Statement and the Net Reduction Statement, the City will have 14 days to review such statements together with the workpapers used in their preparation. Unless the City delivers written notice to JWS on or prior to the fourteenth day after its receipt of the Reduction Statement and the Net Reduction Statement, the City will be deemed to have accepted and agreed to the Reduction Statement and the Net Reduction Statement and such agreement will be final and binding. If the City so notifies JWS of its objections to either the Reduction Statement or the Net Reduction Statement, the City and JWS will, within fourteen days of the notice (the "Reduction Resolution Period") attempt
                                         ---------------------------
to resolve their differences. Any resolution by the City and JWS during the Reduction Resolution Period will be final, binding and conclusive. If the City and JWS do not resolve all disputed items by the end of the Reduction Resolution Period, then all items remaining in dispute will be submitted within fourteen days after the expiration of the Reduction Resolution Period to the Neutral Auditor. If within such fourteen-day period referred to in the previous sentence, the City and JWS are unable to agree on the Neutral Auditor, then the City and JWS will each immediately request the American Arbitration Association to appoint the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by the City and JWS. The Neutral Auditor will deliver to the parties hereto a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by JWS and the City) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding, and conclusive. The final, binding and conclusive Reduction Statement and Net Reduction Statement, which either are agreed upon by the parties hereto or are delivered by the Neutral Auditor in accordance with this Section 1.3(d), will be the "Conclusive Reduction
                                                  --------------------
Statement" and the "Conclusive Net Reduction Statement", respectively.
---------           ----------------------------------

          (iv) If the Net Reduction Amount as shown on the Conclusive Net Reduction Statement is a positive number, then the Acquisition Price will be reduced by such amount, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay (x) to the City from the Escrowed Sum an amount in cash equal to such Net Reduction Amount, plus interest accrued thereon in accordance with the Escrow Agreement and (y) to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(c)(i), if any, plus accrued interest thereon in accordance with the Escrow Agreement. If the Net Reduction Amount as shown on the Conclusive Net Reduction Statement is a positive number that exceeds the amount held by the Escrow Agent, then the entire Escrowed Sum plus interest accrued thereon in accordance with the Escrow Agreement shall be delivered to the City and JWS or the Parent will pay to the City the excess amount. If the Net Reduction Amount as shown on the Conclusive Net Reduction Statement is a negative number, then the Acquisition Price shall be increased by the absolute value of such amount, and the City shall pay to JWS an amount in cash equal to the absolute value of the Net Reduction Amount as shown on the Conclusive Net Reduction Statement, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(c)(i), if any, plus accrued interest thereon in accordance with the Escrow Agreement. All payments to be made pursuant to this Section 1.3(d)(iv) will be made on the second Business Day following the date on which the City and JWS agree to, or the Neutral Auditor delivers, the Conclusive Reduction Statement and the Conclusive Net Reduction Statement. Any payment required to be made by JWS or the City (other than from the Escrowed
Sum) pursuant to this Section 1.3(d)(iv) shall bear interest from and including the Closing Date through the date of payment at a rate of 6.0% per annum, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

          1.4. Excluded Liabilities. Notwithstanding anything to the contrary
               -------- -----------
contained herein, the City shall not assume, become liable for, or agree to discharge any obligation or liability of JWS or the Parent including without limitation, (a) any current liabilities, accounts payable or trade liabilities,
(b) any liability or obligation under, related to or arising from any Contract associated with the assets described in Section 1.2, provided, that the City shall, as of the Closing Date, assume all obligations of JWS that may arise after the Closing Date under the Contracts listed on Schedule 3.1(e)(i) hereto,
(c) any liability or obligation of JWS to any former or current employee of JWS,
(d) any obligation or liability of JWS arising from a violation of any law or governmental regulation, including without limitation violation of any Environmental Law (as defined in Section 3.1(i)), (e) any liabilities resulting from claims against JWS or the Parent arising prior to the Closing Date, (f) any other obligation or liability of JWS relating to the Acquired Assets for which the City would otherwise be responsible, to the extent amounts in respect thereof are recovered at any time by JWS or an Affiliate thereof pursuant to insurance policies in effect on the Closing Date, (g) any liability or obligation of JWS that would be classified as a long-term liability under generally accepted accounting practices and reflected on a balance sheet prepared in accordance with generally accepted accounting principles, (h) any guaranty by JWS of any debt, obligation or dividend of any person or entity,
(i) any liability or obligation of the Business to JWS or any of its Affiliates (except obligations of the City under this Agreement), or (j) any obligation of JWS to make refunds to its customers (all of the foregoing being hereinafter referred to as the "Excluded Liabilities").

          1.5       Assignment of Contracts and Rights.   To the extent that
                    ----------------------------------
assignment hereunder by JWS to the City of any Contract or license is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of, or cause a loss of benefits under, any such Contract or license, and the City shall not assume any obligation or liability thereunder. JWS shall use its best efforts to obtain any and all such consents required for assignment of any Contracts and licenses included in the Acquired Assets (without having to pay any consideration therefor). JWS shall advise the City promptly in writing with respect to any Contract or license which it knows or has reason to believe will not receive any required consent.

          Without in any way limiting JWS's obligation to seek to obtain all consents and waivers necessary for the acquisition by the City of any Contracts and licenses included in the Acquired Assets, if such consent is not obtained or if such assignment is not permitted irrespective of consent, JWS shall cooperate with the City in any reasonable arrangement designed to provide for the City the benefit under such Contract or license, as the case may be, including enforcement for the benefit of the

City of any or all rights of JWS against any other person arising out of breach or cancellation by such other person and including, if so requested by the City, acting as an agent on behalf of the City, or as the City shall otherwise reasonably require; and any transfer or assignment to the City by JWS of any property or property rights or any Contract or agreement that shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

          1.6 Apportionment of Expenses and Hydrant Rentals. (a) All operating
              ---------------------------------------------
expenses relating to the Business, including, without limitation, utilities and materials and supplies not included in the balance sheet of JWS, such as chemicals and gasoline, but excluding real estate rentals, (collectively, "Operating Expenses"), and all prepaid rental revenue in respect of water hydrants, shall be prorated between JWS and the City as of the close of business on the day immediately preceding the Closing Date, and the City and JWS shall each submit to the other an accounting thereof. To the extent practicable, any such apportionments shall be settled, as is appropriate under the circumstances, by a payment or credit between the parties within 35 days after the Closing.

          (b) Operating Expenses and Revenues. All Operating Expenses
              -------------------------------
attributable to the period through the close of business on the day immediately preceding the Closing Date shall be the obligation and paid for by JWS and all Operating Expenses attributable to the period from and after the close of business on the day immediately preceding the Closing Date shall be the obligation of and paid for by the City. Operating Expenses attributable to any period including and extending beyond the Closing Date shall be prorated as of the close of business immediately preceding the Closing Date between JWS and the City. In the event that either party collects or receives any income, revenues or receipts to which the other party is entitled pursuant hereto, it shall hold such amounts in trust for the other and promptly pay such amounts to the other party.

                                 ARTICLE II: CLOSING
          (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
6.1 hereof, subject to the provisions of Article V, the closing with respect to the Asset Acquisition (the "Closing") shall take place at the offices of
                             -------
Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on April 30, 1996 (or as soon as practicable thereafter as all of the conditions to Closing set forth in Article V hereof are satisfied or waived and all of the conditions to closing set forth in the Nassau Agreement are satisfied or waived), or such other place, time and date as the parties may agree. The actual time and date of the Closing are herein referred to as the "Closing
                                                                   -------
Date."  The parties hereto agree to use their best efforts to cause the Closing
----
Date to occur on or as soon as practicable after the Vesting Date consistent with the provisions of this Agreement.

          2.2  Deliveries by the City.  On the terms and subject to
               ----------------------
the conditions of this Agreement, at the Closing , the City shall deliver to JWS the following:

          (a) The Acquisition Price, adjusted as provided in Sections 1.3(b),
(c) and (d), with statutory interest thereon at a rate of 6% per annum from the Vesting Date to the Closing Date, less the Escrowed Sum, by federal funds or wire transfer of immediately available funds to an account or accounts of JWS designated by JWS by notice given to the City at least two Business Days prior to the Closing Date, as may be agreed between the parties; and

          (b) the executed Escrow Agreement in substantially the form attached hereto as Exhibit B; and

          (c) such other instruments or documents, in form and substance reasonably acceptable to JWS, as may be necessary to effect the Closing.

          2.3 Deliveries by JWS.  On the terms and subject to the
              -----------------
conditions of this Agreement, at the Closing on the Closing Date, JWS shall deliver to the City the following:

          (a) assignments, if any required, in form and substance reasonably acceptable to the City, assigning to the City all Contracts (as defined in Section 9.1) included in the Acquired Assets; and

          (b) such other instruments or documents, including but not limited to proof of payment of applicable New York Real Property Transfer Gains Tax, in form and substance reasonably acceptable to the City, as may be necessary to effect the Closing.

          2.4  Additional Transactions At or Following the Closing.  At any time
               ---------------------------------------------------
and from time to time, at or after the Closing, the City and JWS and the Parent shall cooperate with each other and execute and deliver, or cause to be executed and delivered, all such instruments, including instruments of assignment, transfer and conveyance and instruments of assumption, and take all such other actions as such party may reasonably be requested to take by the other party or parties hereto, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

          2.5  Allocation of the Acquisition Price.  As soon as practicable
               -----------------------------------
following final determination of all acquisition price adjustments, the parties hereto shall enter into an agreement setting forth the manner in which the Acquisition Price, as adjusted, is allocated among the Acquired Assets. No party hereto shall take any position for federal or state income tax purposes which is inconsistent with such allocation, unless required to do so under applicable law. The parties hereto acknowledge that the City will not agree to an allocation of the Acquisition Price, as adjusted, which, under applicable federal tax laws and regulations, would restrict the average maturity of the tax exempt bonds to be issued by the New York City Municipal Water Finance Authority to finance this acquisition to less than thirty years.

          ARTICLE III:  REPRESENTATIONS AND WARRANTIES

          3.1  Representations and Warranties of JWS and the Parent.  JWS and
               ----------------------------------------------------
the Parent, jointly and severally, represent and warrant to the City as follows:

          (a) Due Organization.  Each of JWS and the Parent is a corporation
              ----------------
duly incorporated, validly existing and in good standing under the laws of the State of New York (in the case of JWS) and Delaware (in the case of the Parent) and each has full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

          (b) Authorization and Validity of Agreement.  Each of JWS and the
              ---------------------------------------
Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance by JWS and the Parent of this Agreement and the consummation by JWS and the Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate action on the part of JWS or the Parent is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by JWS and the Parent of the transactions contemplated hereby (other than the approval and adoption of the Asset Acquisition and this Agreement by the holders of the outstanding shares of common stock (the "Common
                                                                         ------
Shares"), no par value, of JWS).  This Agreement has been duly executed and
------
delivered by JWS and the Parent and, assuming the due authorization, execution and delivery hereof by the City, is a valid and legally binding obligation of each, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (c) No Conflict; Consents.  Except as set forth on Schedule 3.1(c)
              ---------------------
hereto , the execution, delivery and performance by JWS and the Parent of this

Agreement and the consummation by JWS and the Parent of the transactions contemplated hereby: (i) will not violate, or result in the violation of, any provision of any law, rule, regulation, order, judgment or decree applicable to JWS or the Parent; (ii) will not require any consent, authorization or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of any law applicable to JWS or the Parent, except for the approval of the PSC, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the City or which the City is otherwise required to obtain;
(iii) will not violate any provision of the respective certificates of incorporation or by-laws or other organizational documents of JWS or the Parent; and (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by JWS or the Parent or the creation of any Lien under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement, warrant or other instrument to which JWS or any of its Affiliates or the Parent is a party or by which either of them, or any of their assets, are bound or encumbered, except with respect to clauses (i), (ii) and (iv) above for any consent, authorization, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, and is not likely to, either impair the ability of JWS and the Parent to consummate the transactions contemplated hereby or have a Material Adverse Effect.

          For purposes of this Agreement, "Material Adverse Effect" means any
                                           -----------------------
effect that is, either individually or together with other effects, materially adverse to the assets, properties, business, operations, or financial condition of the Business, taken as a whole.

          (d) Title to Acquired Assets; Liens and Encumbrances.  Except as set
              ------------------------------------------------
forth on Schedule 3.1(d), as of the date of this Agreement, JWS has good, valid and, except for immaterial exceptions in the case of real property which exceptions have no material effect on the operation or function of the System or the Business and no material effect on the value of the System or the Business, or JWS's interest in the value of the real property acquired ("Permitted Exceptions"), marketable title to all the Acquired Assets (other than rights of way and easements) and all such Acquired Assets are free and clear of all Liens except (i) Liens that are eliminated on or prior to the Closing Date, (ii) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent , or the validity of which is being contested in good faith by appropriate proceedings,(iii) Liens disclosed or reflected in the audited financial statements of JWS as of and for the year ended December 31, 1994 (the "Financial Statements"), and (iv) Liens which constitute valid leases or subleases from JWS to third parties as listed on Schedule 3.1(d). JWS will clear all Liens (including those set forth on Schedule 3.1(d) hereto) other than Permitted Exceptions prior to or contemporaneously with payment of the Acquisition Price and shall provide documentation of the discharge of said Liens at the Closing.

          (e) Agreements and Contracts.  Schedule 3.1(e) (i) hereto sets forth a
              ------------------------
list, as of the date hereof, of each written Contract included in the Acquired Assets that is material to the Business. Except as set forth in Schedule 3.1(e)
(ii) hereto, each Contract listed on Schedule 3.1(e)(i) is a valid and binding agreement of JWS and is in full force and effect. Except as otherwise provided in Schedule 3.1(e) (ii) hereto, there has been no breach or default under any Contract listed on Schedule 3.1(e) (i) hereto except for breaches or defaults that have been cured or waived and breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

          (f) Legal Proceedings.  There is no action, proceeding or, to the best
              -----------------
knowledge of JWS and the Parent, any governmental investigation currently pending against JWS which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement. Except as described on Schedule 3.1(f) hereto, there is no action, proceeding or, to the best knowledge of JWS and the Parent, any governmental investigation currently pending against JWS or the Parent which could reasonably be expected to have a Material Adverse Effect. JWS is not in violation of any term of any judgment, decree, injunction or order entered by any court of competent jurisdiction and outstanding against it, which violation could reasonably be expected to have a Material Adverse Effect.

          (g) Government Licenses, Permits and Related Approvals.  Schedule
              --------------------------------------------------
3.1(g)(i) is a list, together with a brief description, of all licenses and permits material to the Business, issued or registered in the name of JWS. All
licenses listed on Schedule 3.1(g)(i) are in full force and effect.   Except as
disclosed on Schedule 3.1(g)(ii) hereto, the System and the Business are being conducted in compliance with all applicable laws, rules and regulations, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. JWS has all licenses, permits, certificates and other authorizations and approvals necessary for the operation of the System and conduct of the Business as presently operated and conducted under applicable laws, ordinances and regulations of any governmental authority, other than those the absence of which could not reasonably be expected to have a Material Adverse Effect.

          (h) Conduct of the System in Compliance with Regulatory Requirements.
              ----------------------------------------------------------------
JWS is in substantial compliance with each law, regulation, ordinance and code promulgated by any federal, state or local governmental authority applicable to the operation, conduct or ownership of the System (including, without limitation, any Environmental Laws), except where the failure to comply substantially with any such law, regulation, ordinance or code could not reasonably be expected to have a Material Adverse Effect.

          (i) Environmental Matters.  Except as set forth in Schedule 3.1(i)(1),
              ---------------------
there are no Environmental Liabilities (as defined below) relating to the Business or the Acquired Assets which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Environmental Laws" means any and all applicable federal, state,
            ------------------
local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, injunctions, orders or decrees regulating or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of the environment, in effect as of the date hereof. "Environmental
                                                                 -------------
Liabilities" means any and all liabilities, costs and expenses which (i) arise
-----------
under or are incurred pursuant to Environmental Laws and (ii) are based upon actions occurring or conditions existing on or prior to the Closing Date, provided that Environmental Liabilities shall not include conditions of water
--------
quality or the existence of Hazardous Materials in water at any well site of JWS listed on Schedule 3.1(i)(2) hereof or any conditions of water quality or the existence of Hazardous Materials in water, in any such case, that are not the result of any acts or omissions of JWS. "Hazardous Materials" means any
                                         -------------------
hazardous or toxic substances, materials or wastes, defined as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and ureaformaldehyde insulation.

          (j) Financial Statements. The Financial Statements have been prepared
              --------------------
in accordance with books and records of JWS and present fairly in all material respects the results of operations and the financial condition of JWS as of the date thereof. The unaudited financial statements of JWS, as of and for the nine months ended September 30, 1995, heretofore delivered to City, were prepared in the ordinary course of business of JWS in accordance with generally accepted accounting principles. The percentage allocation of "Net Utility Plant" and "Accounts Receivable" attributable to the Queens portion of JWS's water system to be set forth on the Projected Statement, the Preliminary Statement and the Statement will be arrived at using a methodology consistent with JWS's past practice of arriving at such allocations for cost of service studies with the New York State Public Service Commission since June, 1986.

          (k) Absence of Certain Liabilities and Changes. Except  (1) to the
              ------------------------------------------
extent reflected or reserved for in the September 30, 1995 Financial Statements and (2) for liabilities or obligations incurred in the ordinary course of business since September 30, 1995, there are no material obligations or liabilities of JWS, except liabilities disclosed herein or in the schedules hereto, and obligations and liabilities that could not reasonably be expected to have a Material Adverse Effect. Since September 30, 1995, JWS has operated its business in the ordinary course and there has not been, except as set forth in
Schedule 3.1(k), (i) any transaction, occurrence or commitment (for capital expenditures or otherwise) that was not in the ordinary course of business; (ii) any material adverse change in the business, affairs or financial condition of JWS; (iii) any lease, sale, abandonment or transfer of, or the creation of any Lien (other than Permitted Exceptions) on any properties or assets material to the Business; (iv) a grant of, or an agreement to grant, any general increase other than pursuant to the Collective Bargaining Agreement (the "Collective Bargaining Agreement") between JWS and the Union, which was effective March, 1994 ("general increase", for purposes hereof, means an increase in any rates of salaries or compensation generally applicable to a class or group of employees of a company, but not including increases granted to individual employees for merit, length of services, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group) in any rate or rates of salaries or compensation to directors, officers or employees or agents or, since September 30, 1995, any specific increase in the salary or compensation to any officer, agent or employee whose total salary and compensation after such increase would be at an annual rate in excess of $50,000; (v) any damage, destruction or loss to any asset or property which would have a Material Adverse Effect, whether or not covered by insurance; (vi) establishment of any new Plan or material modification or amendment or provision for material increases in any existing Plans, except pursuant to the Effects Bargaining Agreement, or in accordance with the terms of such Plans in effect prior to the date hereof (which modifications or increases, if any, are disclosed in Schedule 3.1(k)), or written interpretation or announcement by JWS under any Plan which would materially increase the expense of maintaining such Plan over the level of expense thereof for the fiscal year ended December 31, 1994; (vii) any claim, action, suit or proceeding commenced or, to the best knowledge of JWS, threatened against JWS, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (viii) any grant by JWS of recognition to any labor organization (other than ongoing effects bargaining with a previously recognized union); and (ix) any occurrence, event or condition (including, without limitation, any strike or labor trouble) which could reasonably be expected to have a Material Adverse Effect. For purposes of this section, "Plan" means any plan, program, policy, fund, arrangement or agreement providing for benefits for employees of JWS including, without limitation, any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act (" ERISA"), all retirement, pension benefit, profit sharing, medical, dental, disability, vacation, hospitalization, incentive, bonus, executive compensation, deferred compensation and any other similar material fringe or employee benefit plan, fund, program or arrangement, whether or not covered by ERISA, which is maintained by JWS for the benefit of, or relates to, any or all present or former employees or directors of JWS.

          (l) Receivables. All  Accounts Receivable, whether billed or accrued,
              -----------
which either are reflected on the balance sheet dated September 30, 1995 (the "Balance Sheet") or which have arisen since the date of the Balance Sheet (as reflected on the books and records of JWS) have arisen in the ordinary course of business in connection with bona fide transactions. Allowances for bad debts have been reflected in the Balance Sheet with respect to the Accounts Receivable shown thereon, and with respect to Accounts Receivable acquired subsequent to the date of the Balance Sheet, allowances for bad debts have been set up on the books of JWS in a manner consistent with the policies used to establish the allowances reflected in the Balance Sheet. To the best knowledge of JWS and Parent, as of the date hereof, the Accounts Receivable are (or will be) fully collectible, net of the allowances referred to in the preceding sentence.

               3.2 Representations and Warranties of the City.  The City
                   ------------------------------------------
represents and warrants to JWS as follows:

          (a) Due Organization and Power of the City.  The City is a municipal
              --------------------------------------
corporation, duly established and validly existing under the constitution and laws of the State of New York and The City of New York and is authorized by the laws of the State of New York and The City of New York (i) to own all of its properties and assets and carry on its business as it is now being conducted, (ii) to enter into this Agreement and perform its obligations hereunder and (iii) to acquire the Acquired Assets.

          (b) Authorization and Validity of Acquisitions.  Pursuant to General
              ------------------------------------------
City Law (S) 20(2), the City is authorized and directed to acquire by condemnation, and to maintain and operate, all or part of the plants, properties and mains, pipes, facilities, easements, franchises and other real or personal property of JWS constituting or related to the water distribution system located in the City of New York, notwithstanding the fact that such property or part thereof was or is devoted to a public use. This acquisition is subject to conditions set forth in General City Law (S) 20(2). The City has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder upon approval of the New York City Comptroller and the court in the Condemnation Proceeding (as defined in Section 4.7). The execution and delivery by the City of this Agreement have been duly authorized by all necessary action, and no other action on the part of the City, other than the approval of the Comptroller, as well as the approval of the court in the Condemnation Proceeding, is necessary to authorize the performance by the City of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the City and, assuming the due authorization, execution and delivery hereof by JWS and the Parent, is a valid and legally binding obligation of the City upon approval of the Comptroller and the court in the Condemnation Proceeding, enforceable against the City in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(i) will not violate, or result in the violation of, any provision of any law, rule, regulation, order, judgment or decree applicable to the City; (ii) will not require any consent, authorization or approval of, or filing or notice to, any governmental or regulatory authority under any provision of any law applicable to the City, except for the approval of the New York City Comptroller and possibly the approval of the New York State Department of Environmental Conservation and the New York State Department of Health, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of JWS or which JWS is otherwise required to obtain; and (iii) will not conflict with or violate any provision of the laws of the State of New York or The City of New York;

          (d) Disclosure.  No Responsible Officer of the City has withheld from
              ----------
JWS or the Parent any information discovered in the course of the due diligence investigation of JWS and the Parent that would indicate that one or more of the representations and warranties of JWS and the Parent contained in this Agreement is inaccurate. For purposes of the foregoing, "Responsible Officer" means the New York City Department of Environmental Protection's ("DEP") Acting Chief Engineer, DEP's Deputy Commissioner for the Bureau of Management and Budget, DEP's Deputy Commissioner for the Bureau of Water and Energy Conservation, and DEP's General

Counsel. To the best knowledge of said Responsible Officers, no other employees of the City have discovered any such information.

          (e) Financing.  The City has sufficient funds, or has the authority
              ---------
without further administrative or legislative action (other than the approvals of the New York City Comptroller and the board of directors of the New York City Municipal Water Finance Authority necessary to the issuance of bonds) to obtain any required financing, in an aggregate amount not less than the amount necessary for the City to be able to consummate the Asset Acquisition on the Closing Date, which funds or financing will be available at the Closing to pay the Acquisition Price. The agreements or authorizations which govern such financing neither contain any condition nor are subject to any consent or approval which the City does not reasonably expect to obtain prior to the Closing Date.

          3.3       Survival of Representations and Warranties.  The respective
                    ------------------------------------------
representations and warranties of JWS and the Parent and of the City contained in this Article III shall survive for two years from the Closing Date, provided that upon the termination of this Agreement pursuant to Section 6.1, the respective representations and warranties of JWS and the Parent and the City shall immediately terminate.

          3.4       Schedules.  Disclosure of any fact or item in any Schedule
                    ---------
hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears.

          3.5  No Implied Representation.  Notwithstanding anything contained in
               -------------------------
this Article III or any other provision of this Agreement, neither JWS nor the Parent is making any representation or warranty whatsoever, express or implied, other than those representations and warranties of JWS and the Parent expressly provided for in this Agreement or in any Schedule hereto. It is understood that any cost estimates, projections or other predictions which have been provided to the City are not and shall not be deemed to be representations or warranties of JWS or the Parent. The City acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that the City is familiar with such uncertainties, that the City is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that the City shall have no claim against anyone with respect thereto.

          ARTICLE IV: COVENANTS AND TRANSACTIONS PRIOR TO CLOSING

        (a) During the period commencing on the date hereof and ending on the Closing Date, JWS shall, upon reasonable request, afford to the City, its counsel, accountants and other authorized representatives reasonable access during normal business hours to JWS employees and to the properties, books and records with respect to the Acquired Assets, in order that the City may have the opportunity to make such reasonable investigations as it shall desire to make of the Acquired Assets. JWS will furnish to the City such additional financial and operating data and information as the City may from time to time reasonably request with respect to the Acquired Assets

          (b) During the period commencing on the date hereof and ending on the Closing Date, the City agrees to continue to observe and be bound by the terms of the June 21, 1995 confidentiality agreement between the parties; provided, however, that the City shall be permitted to disclose information to the public in connection with any public hearing that may be required pursuant to applicable law or regulations.

               4.2  Conduct of the System Prior to the Closing Date.
                    ------------------------------------------------

          JWS agrees that, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by the City, during the period commencing on the date hereof and ending at the Closing Date:

               (a) the System shall be conducted only in the ordinary course consistent with past practice;

               (b) JWS will not (i) dispose of or encumber, or agree to dispose of or encumber, any interest in the Acquired Assets other than (A) in the ordinary course of business, consistent with past practice, and (B) pursuant to the after-acquired property clause of an existing indenture or mortgage; (ii) acquire, or agree to acquire, any asset material to the System, taken as a whole, other than in the ordinary course of business, consistent with past practice; (iii) cancel any debts or waive any claims or rights, other than in the ordinary course of business, consistent with past practice; (iv) make any capital expenditure or commitment, other than (A) in the ordinary course of business, consistent with past practice,(B) pursuant to existing commitments or
(C) which is not material to the System, taken as a whole, and, in any event, will not make any capital commitment or expenditure that is, individually, in excess of $100,000, except in the case of an emergency, without the prior written approval of the City, which approval shall not be unreasonably withheld or delayed, or (v) make any commitment or expenditure for office furniture and equipment, LAN and information systems, transportation equipment or tools and work equipment in excess of the amounts set forth in JWS's 1996 Construction Plan, Schedule 4.2(b) attached hereto, without the prior written approval of the City, which approval shall not be unreasonably withheld or delayed;

          (c) JWS shall promptly notify the City in writing of, and furnish to City information reasonably requested by it with respect to, the occurrence of any event or the existence of any state of facts that would result in any of JWS's representations and warranties not being true;

          (d) JWS shall not alter in any material respect the terms on which services are provided and shall use all reasonable efforts to (i) maintain and preserve the Business,(ii) retain its present employees and agents provided, that JWS may terminate employees and agents in the ordinary course of business, and (iii) preserve and maintain its relationships with customers, suppliers and others until the Closing; provided, however, that JWS may, but shall not be required to, increase compensation, pay special bonuses, or otherwise modify benefits, all as set forth on Schedule 3.1(k);


          (e) JWS shall use all reasonable efforts to maintain in full force and effect all existing insurance and renewals thereof, and will give all notices and present all claims under all policies of insurance in a due and timely fashion;

          (f) JWS shall maintain its books, accounts and records in the usual, regular and ordinary manner, consistent with past practice, and make no material change in the accounting methods or practices with respect to the Business or the Acquired Assets, unless mandated by law, regulation or the PSC, in which case JWS will provide notice of such change to the City;

          (g) JWS shall not alter in any material respect its practices with respect to collection of Accounts Receivable and shall not sell, discount or dispose of Accounts Receivable (except that JWS may take appropriate action to increase its efforts to collect Accounts Receivable);

          (h) JWS, prior to undertaking any negotiation or discussion with any labor union as to recognition, labor contracts, or other matters of like import relating to the Business, other than ongoing effects bargaining with representatives of the Union, will first notify the City and furnish to the City such information relating thereto as the City may reasonably request. In no event shall JWS enter into any agreement or understanding that would have a material adverse impact on the Business with any union without the written consent of City;

          (i) JWS will not engage in any transaction with any of its Affiliates other than as contemplated by this Agreement or in the ordinary course of business on an arm's-length basis.

          (j) JWS agrees that all Queens data processing production functions must continue to be performed by the current information systems. This includes, but is not limited to, all Queens customer service, billing, collections, meter reading and field work functions. If any Queens production functions are to be transferred to any new system application, including, but not limited to, the MUPS application, they must continue to function properly on the current system.

          (k) JWS agrees that the customer billing data, programs and equipment to be transferred under this Agreement for the purpose of operating the billing system shall function adequately and appropriately to serve their intended purposes, consistent with past practice.

          (l) JWS shall deliver to the City copies of its severance policy and the Effects Bargaining Agreement as soon as practicable after each document is adopted in final form.

          4.3   Shareholders' Meeting; Approval.  (a)  JWS and the Parent
                -------------------------------
will take all action necessary in accordance with and subject to applicable law and JWS's certificate of incorporation and by-laws to convene a meeting of JWS's shareholders (the "Shareholders' Meeting") as soon as practicable after the date
                   ---------------------
of this Agreement to consider and vote upon the adoption and authorization of this Agreement and the Asset Acquisition.

          (b) At the Shareholders' Meeting, the Parent, as the sole shareholder of Jamaica Water Securities Corp. ("JW Securities"), shall cause the Common Shares held by JW Securities (which constitute 96.12% of the issued and outstanding Common Shares) to be voted in favor of adoption and authorization of this Agreement and the Asset Acquisition.

          4.4   Cooperation.  Subject to the provisions of Section 4.1(b),
                -----------
during the period commencing on the date hereof and ending at the Closing Date, upon such terms as may be agreed upon between the parties, JWS shall cooperate with the City to assist the City so that the City can provide continuous, uninterrupted service to its customers subsequent to the Closing Date by:

               (a) providing the City's representatives access to JWS's sites, facilities and installations;

               (b) providing the City's representatives access to accounting and billing information; and

               (c) providing such information, data and technical assistance as is reasonably required by the City's representatives in order to accomplish the technical changes, staff acquisition and training as may be necessary to assure uninterrupted service;

provided, however, that JWS shall not be required to disclose any
--------
confidential information relating to employees of JWS without the prior written approval of such employees.

          4.5  PSC Approval.  JWS and the Parent shall take all steps
               ------------
necessary or advisable to effectuate the approval of the PSC ("PSC approval"), if any is required, pursuant to any law, regulation or other authority and/or pursuant to the settlement agreement dated December 22, 1993 (the "PSC Settlement Agreement") between JWS, the PSC and certain other parties, for the transactions contemplated hereby. The City agrees that it shall, without undue delay (i) furnish JWS with all information requested by JWS that is reasonably necessary to assist JWS in effecting all necessary registrations and filings and submissions of information required to complete its application for PSC Approval, if any, and (ii) cooperate in complying with all orders and requests of the PSC as are reasonably necessary to obtain PSC Approval, if any is required.

          4.6    DEC and Department of Health Approval.  The City shall
                 -------------------------------------
promptly take all steps necessary to effectuate the approval of the New York State Department of Environmental Conservation ("DEC") and the New York State Department of Health, if any such approvals are required, for any permits that may be necessary for the transactions contemplated hereby. JWS agrees that it shall, without undue delay, (i) furnish the City with all information requested by the City that is reasonably necessary to assist the City in effecting all necessary registrations, filings and submissions of information required to complete its application for such approvals and permits, if any are required, and (ii) cooperate in complying with all orders and requests of the DEC or Department of Health as are reasonably necessary to obtain such approvals and permits, if any are required.

          4.7    Condemnation Proceeding.  Prior to the execution and
                 -----------------------
submission to the Court of a stipulation of settlement providing for acquisition of the Acquired Assets, the City must obtain approval of such settlement from the Comptroller of the City of New York. After approval of the Comptroller, the City, JWS and the Parent agree that the parties shall file in the condemnation proceeding filed by the City and pending in Supreme Court, Queens County (the "Condemnation Proceeding") a stipulation and agreement of settlement in a form to be agreed on as to the value of the Acquired Assets. Such stipulation shall provide for the acquisition of the Acquired Assets by condemnation and for the Acquisition Price as the amount of just compensation to be paid. The judgment of the court in accordance with the stipulation in the Condemnation Proceeding shall be final, binding and conclusive with respect to all terms, including the amount of the Acquisition Price, and neither party shall appeal such judgment. The parties hereto shall use their respective best efforts to assure that the Vesting Date shall occur on, or as close as possible to, the Vesting Date as defined in the Nassau Agreement.

          4.8    Non-Solicitation.  If this Agreement is terminated, the
                 ----------------
City's Department of Environmental Protection will not, for a period of three years thereafter, without the prior written approval of JWS, encourage, entice or induce any Person who is an employee of JWS on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with JWS, provided that the City shall not be prohibited from hiring any employee of JWS absent any such solicitation by the City , and that this section shall not apply in the case of a subsequent attempt by the City to acquire the property of JWS. The City agrees that any remedy at law for any breach by it of this Section 4.8 would be inadequate, and JWS would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on the City by this Section 4.8 is too onerous, the City agrees that any court of competent jurisdiction may impose lesser restrictions to the maximum extent permitted by law, and the City hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

          4.9    Retained Employees.  Within a reasonable time, the City
                 ------------------
shall provide JWS with a list (the "Employees List") containing the name of each
                                    --------------
employee
of JWS to whom the City will offer employment commencing on the Closing Date. The City shall include on the Employees List the job title and description, salary and benefits offered to each such employee.

          4.10   Compliance with WARN.  JWS shall give all notices, if any,
                 --------------------
required by the Worker Adjustment and Retraining Notification Act of 1988.

          4.11   Meter Leases.  At or prior to the Closing, JWS shall obtain,
                 ------------
and deliver to the City, a release from each of the lessors under its leases of water meters of any and all Liens with respect to said leases.

          4.12   Further Actions.  Subject to the terms and conditions
                 ---------------
hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, using its best efforts: (i) to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance as is reasonably requested in connection with the foregoing.

          4.13.  Nassau Agreement.  Prior to the effectiveness of any amendment
                 ------ ---------
to the Nassau Agreement, other than with respect to the amount of the Acquisition Price to be paid for the assets to be acquired, which (i) grants rights and remedies to the Water Authority which are not granted to the City herein, (ii) imposes obligations on JWS or the Parent which are not imposed hereby or (iii) otherwise amends the Nassau Agreement so that the Water Authority is afforded the benefit of any term, condition or provision (including any provision relating to the manner of adjustment of the Acquisition Price to the extent applicable) not afforded to the City hereunder, the Parent shall give the City written notice describing such proposed amendment and shall offer to amend this Agreement to provide the City with the same benefits as are proposed to be provided to the Water Authority pursuant to such amendment.

                       ARTICLE V:  CONDITIONS PRECEDENT

          5.1  Conditions Precedent to Obligations of the Parties.  The
               --------------------------------------------------
respective obligations of the parties hereto are subject to the satisfaction (or waiver by each of the City and JWS and the Parent) at or prior to the Closing of each of the following conditions:

               (a) No Injunction.  No preliminary or permanent injunction or
                   -------------
          other order issued by any court or by any governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

               (b) Regulatory Approvals.  The approval of the PSC, if necessary,
                   --------------------
          all permits and approvals required by the DEC and the NYS Department of Health, if any, and all other regulatory approvals necessary for the Asset Acquisition shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated.

               (c) Condemnation Proceeding.  Following the submission to the
                   -----------------------
          court and the filing of a stipulation of settlement as set forth in
          Section 4.7, and the filing of the decision of the court and the final judgment and final decree of the court in the amount of the Acquisition Price, subject to adjustment as provided in Section 1.3, an order of condemnation (the "Order of Condemnation") shall be entered and thereupon (the date of entry of such Order of Condemnation referred to as the "Vesting Date") title shall vest in the City pursuant to General City Law (S) 20(2).

          5.2       Conditions Precedent to Obligation of the City.  The
                    ----------------------------------------------
obligations of the City to consummate the transactions contemplated by this Agreement are also subject to the satisfaction (or waiver by the City) at or prior to the Closing of each of the following additional conditions:

                    (a) Accuracy of Representations and Warranties.  The
                        ------------------------------------------
          representations and warranties of JWS and the Parent contained herein shall have been true and correct in all material respects on and as of the date hereof and (except to the extent such representations and warranties speak of an earlier date) shall continue to be true and correct as of the Closing Date, except as otherwise contemplated by this Agreement.

                    (b) Performance of Agreement.  Each of JWS and the Parent
                        ------------------------
          shall have performed and complied in all material respects with all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                    (c) Certificate.  The City shall have received (i) a
                        -----------
          certificate of JWS, dated the Closing Date, executed on behalf of JWS by its President or any Vice President to the effect that the conditions specified in paragraphs (a) and (b) above with respect to JWS have been fulfilled and (ii) a certificate of the Parent, dated the Closing Date, executed on behalf of the Parent by its President or any Vice President to the effect that the conditions specified in paragraphs (a) and (b) above with respect to the Parent have been fulfilled.

               (d)    Burdensome Condition.  There shall not be any action
                      --------------------
          taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Asset Acquisition , by any governmental or regulatory body which (i) imposes any condition or restriction upon the City which would materially adversely affect the economic or business benefits to the City of the transactions contemplated by this Agreement or (ii) would be reasonably likely to result in a material adverse effect with respect to the City.

               (e) No Action Pending.  No action shall have been filed and
                   -----------------
          remain pending in any court which, in connection with this Agreement or any of the transactions contemplated hereby, seeks a judgment which if awarded would materially adversely affect the economic or business benefits to the City of the transactions contemplated by this Agreement.

          5.3       Conditions Precedent to the Obligation of JWS and the
                    -----------------------------------------------------
Parent.  The obligations of JWS and the Parent to consummate the transactions
------
contemplated by this Agreement are also subject to the satisfaction (or waiver by JWS and the Parent) at or prior to the Closing of each of the following additional conditions:

                    (a) Accuracy of Representations and Warranties.  The
                        ------------------------------------------
          representations and warranties of the City contained herein shall have been true and correct in all material respects on and as of the date hereof and (except to the extent such representations and warranties speak of an earlier date) shall continue to be true and correct as of the Closing Date, except as otherwise contemplated by this Agreement.

                    (b) Performance of Agreement.  The City shall have performed
                        ------------------------
          in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                    (c) Certificate.  JWS and the Parent shall have received a
                        -----------
          certificate of the City, dated the Closing Date, executed on behalf of the City by its authorized officers, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                    (d) Shareholder Approval.  The Asset Acquisition shall have
                        --------------------
          been approved by the affirmative vote of the holders of the outstanding Common Shares entitled to vote at annual or special meetings of shareholders of JWS.

                    (e)  Burdensome Condition.  There shall not be any action
                         --------------------
          taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Asset Acquisition, by any governmental or regulatory body which (i) in connection with the grant of a regulatory approval or permit, imposes any condition or
          restriction upon the Parent or JWS which would   materially adversely
          affect the economic or business benefits, to the Parent or JWS, of the transactions contemplated by this Agreement or (ii) in connection with the grant of a regulatory approval or permit or otherwise, would be reasonably likely to result in a material adverse effect with respect to JWS.

               (f) No Action Pending.  No action shall have been filed and
                   -----------------
          remain pending in any court which, in connection with this Agreement or any of the transactions contemplated hereby, seeks a judgment which if awarded would materially adversely affect the economic or business benefits, to the Parent or JWS, of the transactions contemplated by this Agreement.

               (g) Performance of Nassau Agreement.  All covenants and
                   -------------------------------
          conditions to closing contained in the Nassau Agreement shall have been satisfied (or waived by the Parent and JWS), it being expressly understood between the parties hereto that the Closing shall occur simultaneously with the closing of the transactions contemplated under the Nassau Agreement.

          ARTICLE VI:  TERMINATION AND ABANDONMENT
          6.1  General.  This Agreement may be terminated and the transactions
               -------
contemplated hereby may be abandoned at any time, but not later than the Vesting
Date:

               (a) by mutual written consent of the City, JWS, and the Parent;
          or

               (b) by any party upon written notice given to the other parties if the Vesting Date has not occurred by May 31, 1996; provided,
                                                                --------
          however, that if prior to the Vesting Date, any court of competent
          -------
          jurisdiction or any governmental or regulatory body with jurisdiction over the subject hereof shall have issued an order, decree or ruling or taken any other action, or if an action shall have been commenced seeking an order, decree or ruling, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, either the City or JWS, or both, shall have 30 days from the date of filing of such order, decree or ruling or the taking of such action, or the commencement of such action, to have such order, decree or ruling reversed or vacated, or such action dismissed; or

               (c) by either the City or JWS and the Parent, upon written notice given to the other party in the event of a breach or default in the performance by such other party of any representation or warranty, or a material breach of a covenant or agreement contained in this Agreement, provided that, in the case of a default in the performance of a covenant or agreement contained in this Agreement, such default has not been or cannot be cured within 30 days after written notice of such breach or default has been given by the terminating party to the breaching party and describing such breach or default in reasonable detail; or

               (d) by either the City, the Parent, or JWS, if any court of competent jurisdiction or any governmental or regulatory body with jurisdiction over the subject hereof shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

                    (e)  if, at any time prior to the Vesting Date, any party to
          the   Nassau Agreement terminates the Nassau Agreement in accordance with its terms, provided that upon such termination JWS and the Parent will make all reasonable attempts to secure another buyer ("Other Buyer") for the Nassau portion of JWS's business on terms reasonably comparable to those contained in the Nassau Agreement. In such a case, JWS and the Parent shall proceed with all transactions contemplated hereby contemporaneously with the sale to the Other Buyer.

          6.2  Procedure Upon Termination.  In the event of the termination and
               --------------------------
abandonment of this Agreement, written notice thereof specifying in sufficient detail the basis for such termination (including, in respect of any termination pursuant to Section 6.1(c), reasonably sufficient detail of the breaches of representation, warranty or covenant) shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. Termination of this Agreement shall not preclude either party from suing the other party for breach of this Agreement; provided, however, that each of the parties hereto agrees that no such lawsuit for breach of this Agreement shall be brought against any officer, director or employee of any of the parties hereto.

          6.3  Survival of Certain Provisions.  The respective obligations of
               ------------------------------
the parties hereto pursuant to this Article VI and Sections 4.1(b), 4.8, and 9.2 hereof shall survive any termination of this Agreement.

           ARTICLE VII:  POST-CLOSING COVENANTS AND TRANSACTIONS

          7.1  Access to Books and Records.  Following the Closing, the City
               ---------------------------
will afford to JWS, the Parent, their respective counsel and accountants, during normal business hours, reasonable access to the books, records and other data pertaining to the System with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by JWS or the Parent to facilitate (a) the preparation by JWS or the Parent of such tax returns as JWS or the Parent may be required to file with respect to the operations of the System or the Asset Acquisition or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (b) the investigation, litigation and final disposition of any claims which may have been or may be made against JWS, and (c) the payment of any amount pursuant to Section 8.1(b) or the payment of any liabilities or obligations of JWS (including refunds, if any, to the former customers of JWS and the settlement of all obligations of JWS under the PSC Settlement Agreement). The City will not dispose of, alter or destroy any such books, records and other data without giving 30 days' prior written notice to JWS and the Parent to permit JWS or the Parent, at its expense, to examine, duplicate, or repossess such records, files, documents and correspondence, or any portion thereof.

          7.2  Dissolution or Merger of JWS.  It is agreed and understood
               ----------------------------
between the parties hereto that after the Closing Date, the Parent and JWS will have the option to dissolve JWS, or to merge JWS with or into another corporation, and to discontinue JWS's corporate existence. It is also agreed and understood that all obligations of JWS hereunder are, whether or not expressly so stated, joint and several obligations of JWS and the Parent. It is also agreed and understood that JWS and the Parent will make all payments to former customers of JWS that are required pursuant to the PSC Settlement Agreement.

(a) After the Closing Date, the City shall provide notice to JWS or the Parent in writing within 30 days after its receipt of any correspondence, notice, or other communication from a taxing authority or any representative thereof of any pending or threatened tax audits, or any pending or threatened judicial or administrative proceeding that involves taxes, for taxable periods for which JWS may have a liability under this Agreement, including tax accounting changes that may create a future liability, and furnish JWS or the Parent with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such taxable period for which JWS or the Parent may be liable to pay any taxes under this Agreement.

          (b) Notwithstanding any provision of this Agreement to the contrary, with respect to any claim for refund, audit, examination, notice of deficiency or assessment or any judicial or administrative proceeding that involves taxes of JWS (other than a tax claim relating solely to taxes for a tax period subsequent to the Closing Date) (a "Tax Claim"), JWS shall control all
                                    ---------
proceedings taken in connection with such Tax Claim. JWS and the City shall reasonably cooperate in contesting any Tax Claim of any jurisdiction other than the City, which cooperation shall include, without limitation, the retention and the provision upon reasonable request of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In no event shall the City settle or otherwise compromise any Tax Claim without JWS's or the Parent's prior written consent.

          (c) JWS shall be entitled to any refunds or credits of taxes attributable to JWS arising in any tax periods prior to the Closing Date. The City shall promptly notify and forward to JWS the amounts of any refunds, credits or benefits due to JWS hereunder within 10 Business Days after receipt thereof.

          (d) All transfer, documentary, sales, use, registration and other such taxes (including, but not limited to, all applicable real estate transfer or gains taxes) and fees (including any penalties, interest and addition to such taxes), if any, incurred in connection with the transactions contemplated hereby shall be the obligation of JWS and shall be paid at or prior to the Closing.

          7.4  Deposits. JWS and Parent agree that they will refund all customer
               --------
deposits which JWS is holding or credit such customer deposits against the corresponding customer accounts within 30 days after the Closing.

ARTICLE VIII:  ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES;
               INDEMNIFICATION

(a) The City hereby agrees to indemnify and hold, to the extent permitted by law, JWS, the Parent and their respective directors, officers, employees, agents and other Affiliates (collectively, the "JWS Indemnified Parties")
                                                     -----------------------
     harmless against and in respect of all losses, liabilities, damages, costs and expenses (including costs of suit and reasonable attorneys' fees), (collectively, "Liabilities"), incurred by any of them on or after the
                     -----------
     Closing Date arising from, in connection with or relating to the following:

           (i) the operation of the System and use or ownership of the Acquired Assets on or after the Closing Date;

          (ii) any Liability arising out of a claim for severance by any Offered Employee with respect to whom an adjustment to the Acquisition Price was made pursuant to Section 1.3(d), to the extent of the amount of said adjustment with respect to said Offered Employee; and

         (iii) any misrepresentation, breach or inaccuracy of any representation or warranty or failure to comply with any agreement, condition or covenant on the part of the City under this

                Agreement; provided, however, that as a condition precedent
                           -----------------
               to any indemnification pursuant to this clause (iii), the City shall have received written notice of a claim from the JWS Indemnified Party pursuant to Section 8.2 within the applicable statute of limitations period, or, with respect to Liabilities relating to any misrepresentation, breach or inaccuracy of any representation or warranty, within the period specified in
               Section 3.3 hereof.

          (b) JWS, the Parent and SellCo Corporation, a Delaware corporation ("SellCo") hereby agree, jointly and severally, to indemnify and hold, to the extent permitted by law, the City, the New York City Water Board, and the New York City Municipal Water Finance Authority, and their respective directors, officers, employees, agents and other Affiliates (collectively, the "City
                                                                     ----
Indemnified Parties") harmless against and in respect of all Liabilities (as
-------------------
defined above) incurred by any of them on or after the Closing Date arising from, in connection with or relating to the following (it being expressly understood by the City that the indemnification provisions in this Section 8.1(b) shall not cover Liabilities, if any, that may arise as the result of a modification by the City in the operation of the System upon the separation of the Queens portion of the water distribution system from the Nassau portion):

               (i) the operation of the System and use or ownership of the Acquired Assets prior to the Closing Date;

               (ii)    any liability of JWS;

               (iii) any misrepresentation, breach or inaccuracy of any representation or warranty or failure to comply with any agreement, condition or covenant on the part of JWS or the Parent under this Agreement; provided, however, that as a condition
                                     -----------------
               precedent to any indemnification pursuant to this clause (iii)
               JWS, the Parent, or SellCo, as the case may be, shall have received written notice of a claim from the City Indemnified Party pursuant to Section 8.2 within the applicable statute of limitations period, or, with respect to Liabilities relating to any misrepresentation, breach or inaccuracy of any representation or warranty, within the period specified in Section 3.3 hereof; or

          (iv) any Environmental Liabilities relating to the Business or the
Acquired Assets, except for those disclosed on Schedule     3.1(i)(1) and (2)
that did not result from acts or omissions of     JWS or the Parent;
provided, however, that JWS, the Parent and SellCo shall only be
--------  -------
obligated to indemnify, defend and hold the City Indemnified Parties harmless for Liabilities arising pursuant to this Section 8.1(b) in the event and to the extent that all such Liabilities for which indemnification may be sought hereunder shall exceed 0.65 of 1% of the aggregate amounts payable pursuant to Sections 1.3(a) and (b), prior to any adjustment.

          (c) All Liabilities referred to in the foregoing paragraphs (a) and
(b) are collectively referred to as "Indemnified Liabilities" and "Indemnified
                                     -----------------------       -----------
Party" shall mean either a JWS Indemnified Party or a City Indemnified Party.
-----

          8.2  Procedure.  If any claim or demand by any Person is made against
               ---------
an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VI, such Indemnified Party shall notify the indemnifying party in writing of such claim or demand, provided that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have hereunder unless it is actually prejudiced thereby. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the indemnifying party in connection therewith; provided that the Indemnified Party may participate at its own
           --------
expense in such settlement or defense through counsel chosen by such Indemnified Party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall
                                       --------
waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in its sole discretion and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, following the Closing, each Indemnified Party will afford to the indemnifying party and its counsel, accountants and other authorized representatives reasonable access during normal business hours to relevant properties, books and records (and permit the indemnifying party and its counsel, accountants and other authorized representatives to make copies of such books and records at their own expense), to the extent that such access may be reasonably required to facilitate the investigation, litigation and final disposition of any claim which may have been or may be made against any Indemnified Party relating to the System, the Acquired Assets or any of the transactions contemplated by this Agreement. The City Indemnified Parties shall hold any such confidential information in confidence on the same terms and subject to the same conditions as set forth in Section 4.1(b) hereof, and the JWS Indemnified Parties shall hold any such confidential information in confidence on the same terms and subject to the same conditions applicable to the City in Section 4.1(b) hereof.

          8.3  Payment.  On each occasion that an Indemnified Party shall be
               -------
entitled to indemnification or reimbursement under this Article VI, the indemnifying party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If the Indemnified Party shall be entitled to indemnification under this Article VI and the indemnifying party shall not elect to control any legal proceeding in connection therewith, the indemnifying party shall pay upon request from time to time to the Indemnified Party an amount equal to the Indemnified Party's costs and expenses arising as a result of such proceeding which have not been previously reimbursed.

                                 ARTICLE IX:  MISCELLANEOUS

(a)  As used in this Agreement, the term "Affiliate" when used with respect to
                                          ---------
     another Person shall mean any Person controlling, controlled by or under common control with such Person.

          (b) As used in this Agreement, the term "Business Day" means any day
                                                   ------------
that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

          (c) As used in this Agreement, the term "Contracts" means all
                                                   ---------
agreements, contracts, leases, purchase orders, arrangements, commitments and licenses that are related to the System or to which the Acquired Assets are subject.

          (d) As used in this Agreement, the term "Person" means and includes
                                                   ------
any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or regulatory body, or other entity of whatever nature.

          9.2       Fees and Expenses. (a)  Whether or not the transactions
                    -----------------
contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accounts' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement.

          (b) The parties respectively represent and warrant to each other that they have not employed or utilized the services of any broker, finder or investment banker in connection with this Agreement or the transactions contemplated by it, other than, in the case of JWS and the Parent, Bear, Stearns & Co. Inc. ("Bear Stearns"), and in the case of the City, PaineWebber Incorporated ("PaineWebber"), Peter Kind, and Andrew Collens. Attached as
Schedule 9.2(b) is the acknowledgment of Bear Stearns relating to the City's non-responsibility for any fees of Bear Stearns in connection with this Agreement or the transactions contemplated hereunder, and the acknowledgments of PaineWebber, Peter Kind, and Andrew Collens relating to JWS's and the Parent's non-responsibility for any fees of PaineWebber, Peter Kind, or Andrew Collens in connection with this Agreement or the transactions contemplated hereunder.

          9.3       Notices.  All notices, requests, demands, waivers and other
                    -------
communications required or permitted to be given under this Agreement shall be in writing delivered by hand, telex, facsimile or registered letter with return receipt requested and shall be deemed to have been duly given or made when delivered by hand, or, in the case of telex notice, when sent, answerback received, or, in the case of facsimile note or registered letter, when received by the addressee, addressed as follows:

               (a)  if to JWS, to it at:
                    Jamaica Water Supply Company
                    410 Lakeville Rd.
                    Lake Success, NY11042
                    Attention:  Edward J. Haye
                                Vice President, Corporate Secretary, and
                                General Counsel

                    with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue, 28th Floor
                    New York, New York 10017-3909
                    Attention: Vincent Pagano, Jr., Esq.

               (b) if to the Parent or to SellCo, to them at:

                    EMCOR Group, Inc.
                    101 Merritt Seven, 7th Floor
                    Norwalk, CT 06851
                    Attention:  Sheldon I. Cammaker
                              Executive Vice President and
                                General Counsel

                    with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue, 28th Floor
                    New York, New York 10017-3909
                    Attention: Vincent Pagano, Jr., Esq.

               (c)  if to the City, to it at:

                    Department of Environmental Protection
                    59-17 Junction Boulevard
                    Corona, NY 11368
                  Attention: Steven F. Ostrega, Deputy Commissioner

                    New York City Municipal Water Finance Authority 75 Park Place, 6th Floor
                    New York, NY 10007
                    Attention: Mark Page, Executive Director with a copy to:

                    New York City Law Department
                    100 Church Street
                    New York, NY 10007
                     Attention: Mary Richman, Assistant Corporation Counsel

or to such other persons or addresses as any party shall specify as to itself by notice in writing to the other parties.

          9.4       Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          9.5       Entire Agreement.  This Agreement (including the Schedules
                    ----------------
hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          9.6       Binding Effect; Benefit.  This Agreement shall inure to the
                    -----------------------
benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.7       Assignability.  This Agreement shall not be assigned by any
                    -------------
of the parties hereto without the prior written consent of the other parties.

          9.8       Amendment and Modification; Waiver. This Agreement may not
                    ----------------------------------
be amended, modified and supplemented except by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

          9.9       Public Announcements.  Unless otherwise required by law or
                    --------------------
any regulation or rule binding upon JWS or the Parent or the City, prior to the Closing, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other parties (such consent not to be unreasonably withheld or delayed). Where any announcement, communication or circular concerning the transactions referred to in this Agreement is required by law or any regulation or rule it shall be made by the relevant party after consultation, where reasonably practicable, with the other parties and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other parties.

          9.10      Section Headings.  The section headings contained in this
                    ----------------
Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          9.11      Counterparts.  This Agreement may be executed in any number
                    ------------
of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

          9.12      Jurisdiction.  Each of the parties hereto irrevocably and
                    ------------
unconditionally consents to the exclusive jurisdiction of the courts of the State of New York and the United States District Courts located in the City and State of New York for any actions, claims or other proceedings arising out of or related to this Agreement, consents to service of process of such courts and agrees not to commence any such action, claim or other proceeding except in such courts.

          9.13      GOVERNING LAW.  THIS AGREEMENT AND THE LEGAL RELATIONS
                    -------------
BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   JAMAICA WATER SUPPLY COMPANY



                              By:  /s/  Frank T. MacInnis
                                   ----------------------
                                   Name: Frank T. MacInnis
                                   Title: Chairman of the Board



                                   EMCOR GROUP, INC.



                              By:  /s/ Frank T. MacInnis
                                   ---------------------
                                   Name: Frank T. MacInnis
                                   Title: Chairman of the Board


                                   THE CITY OF NEW YORK



                              By:  /s/ Peter J. Powers
                                   -------------------
                                   Name: Peter J. Powers
                                   Title: First Deputy Mayor


                                   For purposes of Article VIII:
                                   SELLCO CORPORATION



                              By:  /s/ Frank T. MacInnis
                                   ---------------------
                                   Name: Frank T. MacInnis
                                   Title: Chairman of the Board


                                      -60-